Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund.
Accordingly, the following amounts have been reclassified for July 31, 2008. Net assets of the Fund were unaffected by the reclassifications.


                                                Reduction to      Reduction to
                                                 Accumulated   Accumulated Net
                             Reduction to     Net Investment     Realized Loss
                          Paid-in Capital             Income    on Investments
                --------------------------------------------------------------
                                 $607,869         $1,706,396        $2,314,265

The tax character of distributions paid during the years ended July 31, 2008 and July 31, 2007 was as follows:
                                                 Year Ended         Year Ended
                                              July 31, 2008      July 31, 2007
               ---------------------------------------------------------------
Distributions paid from:
Ordinary income                                $187,634,817       $269,587,445